EXHIBIT 10.2

[Date]

Dear [___________]:

In recognition of your ongoing contributions, we are pleased to grant you the award of Phantom Units described below (this “Phantom Unit Award” or this “Award”). This Phantom Unit Award is granted under the Western Midstream Partners, LP 2021 Long-Term Incentive Plan (the “Plan”) and is subject to all terms and conditions of the Plan and the provisions of this agreement (this “Award Agreement”). Unless defined herein, capitalized terms shall have the meaning assigned to them under the Plan. The headings and titles in this Award Agreement are for convenience only and do not limit, expand, or otherwise affect the meaning of any provision of this Award Agreement. For the avoidance of doubt, references in the Plan to (i) the “Company” mean Western Midstream Holdings, LLC, and (ii) the “Partnership” mean Western Midstream Partners, LP.

1.Grant of Award; General Terms and Conditions. Effective [Grant Date] (the “Grant Date”), you have been granted [XXX] Phantom Units. Provided you remain continuously employed with the Partnership or any of its subsidiaries that employs you (each, at the relevant time, the “Employer” and, collectively, the “Employer Group”) until such dates, the Phantom Units granted to you will vest on each of the dates and in the amounts set forth in the below vesting schedule. Each such date in the below vesting schedule is a “Vesting Date” and marks the end of a “Vesting Period.” The first Vesting Date of the first Vesting Period is the “Vesting Start Date.”

Vesting Date	# Units Vesting

At the end of each Vesting Period, subject to the Company’s discretion to settle all or a portion of the vested Phantom Units in cash, the number of Phantom Units that vest shall be paid in the form of common units in the Partnership (“Common Units”) and such Common Units shall be delivered to you within sixty (60) days of the last day of the Vesting Period into a Fidelity brokerage account, provided, however, that the number of Common Units delivered to you will be reduced by applicable payroll and other tax withholdings unless you have made other arrangements acceptable to the Company and the Employer in accordance with Section 8(b) of the Plan.

The Phantom Units have tandem distribution equivalent rights (“DERs”) in respect of any distribution paid to holders of Common Units during the period beginning on the

Grant Date and ending on the earlier of (i) the date Common Units are issued to you in settlement of this Phantom Unit Award and (ii) the forfeiture of this Award described below. With respect to any such distribution paid to holders of Common Units, you will receive a cash payment on each Phantom Unit equal to the distribution paid to holders of Common Units, less applicable withholdings, and with such DERs paid within sixty (60) days following the record date for the related distribution to holders of Common Units, subject in all instances to your continued employment through such record date.

The grant of this Phantom Unit Award requires your acceptance of its terms and conditions. By acknowledging receipt of this Award Agreement and signifying acceptance online through your Fidelity account, you accept and agree to abide by the terms and conditions under the Plan and the provisions of this Award Agreement. If you fail to accept this Award on or before the sixtieth (60th) day following the Grant Date, then, notwithstanding any other provision of this Award Agreement, you shall forfeit all rights under this Award (including all Phantom Units and any DERs with respect thereto) and this Award will become null and void.

2.Other Vesting and Forfeiture Conditions. All of your unvested Phantom Units (and any DERs relating to your unvested Phantom Units) will be immediately forfeited if your employment with the Employer Group terminates for any reason, except as provided in the paragraph below.

Notwithstanding the foregoing, and subject to any Supplemental Arrangement (defined below), all of your unvested Phantom Units will immediately vest (and be paid in Common Units) if any of the following occur: (i) your death, (ii) your employment with the Employer Group is terminated by the Employer due to your disability (as determined by the applicable long-term disability program in which you participate or were eligible to participate), or (iii) your employment with the Employer Group is terminated by the Employer without Cause (defined below) or you voluntarily resign from employment with the Employer Group for Good Reason (defined below), in each case, within two (2) years following a Change of Control. If (A) your employment with the Employer Group is terminated by the Employer without Cause at a time that is not within two (2) years following a Change of Control or (B) you voluntarily resign from employment with the Employer Group with the consent of the Company under circumstances the Company, in its sole discretion, determines at the time of such resignation to constitute “Retirement” for purposes of this Phantom Unit Award (“Retirement”) (each of the foregoing, a “Pro-Rata Vesting Event”), then a pro-rata portion of the Phantom Units equal to the number obtained by (x) multiplying the total number of Phantom Units granted by a fraction, the numerator of which is the number of days between the Vesting Start Date and the Pro-Rata Vesting Event and the denominator of which is the total number of days between such Vesting Start Date and the final Vesting Date, and (y) subtracting from the product the number of Phantom Units that previously vested, if any, shall immediately vest and be paid in Common Units on the date of the Pro-Rata Vesting Event, and all other Phantom Units that have not previously vested shall be immediately forfeited.

3.Definitions.

For purposes of this Award Agreement, “Cause” means (i) your conviction of any felony or of a misdemeanor involving moral turpitude, (ii) your failure to satisfactorily perform your duties or responsibilities, (iii) your engaging in conduct which is injurious (monetarily or otherwise) to the Employer, the Company, the Partnership or any of their Affiliates (including, without limitation, misuse of funds or other property), (iv) your engaging in business activities which are in conflict with the business interests of the Partnership and its Affiliates, (v) your insubordination, (vi) your engaging in conduct which is in violation of any applicable policy or work rule of the Employer or its Affiliates, (vii) your engaging in conduct which is in violation of the Employer’s (or its Affiliates’) applicable safety rules or standards or which otherwise causes or may cause injury to another employee or any other person or (viii) your engaging in conduct which is in violation of any applicable Code of Business Conduct and Ethics or which is otherwise inappropriate in the office or work environment. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or based upon the advice of legal counsel for the Company or its Affiliates shall be conclusively presumed to be done, or omitted to be done, by you in good faith and in the best interests of the Partnership and its Affiliates.

For purposes of this Award Agreement, “Change of Control” does not have the meaning set forth in the Plan and instead means, and shall be deemed to have occurred upon, any of the following events: (i) any transaction, including, but not limited to, any merger, consolidation, recapitalization, reorganization, acquisition or tender offer in which a single “person” or “group” within the meaning of those terms as used in Sections 13(d) and 14(d)(2) of the Exchange Act, other than an Excluded Person, shall become the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) of fifty percent (50%) or more of the Voting Securities in the Partnership or the Company (including, in either case, its successor or survivor by way of merger, consolidation or other transaction); (ii) the limited partners of the Partnership approve, in one or a series of transactions, a plan of complete liquidation of the Partnership; (iii) the sale, transfer or other disposition by the Partnership of all or substantially all of its assets in one or more transactions; or (iv) consummation of a Business Combination, unless as a result of the Business Combination, more than fifty percent (50%) of the outstanding voting power of the outstanding Voting Securities of the Ultimate Parent (or, if no Ultimate Parent exists, then the Surviving Entity) is, or will be, owned, directly or indirectly, by Excluded Persons. For the avoidance of doubt, the following shall not, in and of itself, be deemed a Change of Control: (A) except in the case of clause (ii) above, the announcement, commencement, stockholder approval or other potential occurrence of any event or transaction that, if completed, would result in a change in control of the Partnership (rather than the consummation or effectiveness of such event or transaction), (B) any acquisition, regardless of amount, of equity interests in the Partnership by Occidental Petroleum Corporation or its Affiliates, or (C) the conversion of the Partnership to a corporation, limited liability company or other form of entity, such that all of the partnership interests in the Partnership are converted into common stock (or the equivalent thereof) of such entity; provided that (x) the respective equity holders of the converted entity hold equity interests in the converted entity immediately after the conversion with a value commensurate with the value of the partnership interests that they held in the Partnership immediately prior to the conversion, (y) the equity holders of the converted entity have the power to elect the directors of such entity on a pro-rata basis, and (z) such conversion (or any concurrent or related transaction) would not otherwise constitute a Change of Control under clauses (i), (ii), (iii) and (iv) above. For the purposes of this paragraph, (1) “Affiliate” means any corporation, partnership, limited liability company, limited liability partnership, association, trust or other organization that, directly or indirectly, controls, is controlled by, or is under common control with, the Partnership; provided, that, (a) for purposes of the foregoing, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any entity or organization, shall mean the possession, directly or indirectly, of the power (i) to vote more than 50% of the securities having ordinary voting power for the election of directors (or the equivalent) of the controlled entity or organization; or (ii) to direct or cause the direction of the management and policies of the controlled entity or organization, whether through the ownership of voting securities or by contract or otherwise, and (b) for the avoidance of doubt, each subsidiary of the Partnership shall also be an Affiliate; (2) “Business Combination” means either (i) a merger, consolidation or other reorganization of the Partnership (or any subsidiary or Affiliate that was established or employed for purposes of effecting such merger, consolidation or other reorganization) with or into, or the sale of all or substantially all of the Partnership’s business and/or assets as an entirety to, one or more entities that are not subsidiaries of the Partnership or (ii) the sale, transfer or contribution by any person of any business and/or assets to the Partnership or its subsidiaries (other than by the Partnership or any of its subsidiaries), in one or a series of transactions, in exchange for equity securities (or securities convertible into equity securities) in the Partnership or the Ultimate Parent (or, if no Ultimate Parent exists, then the Surviving Entity); (3) “Excluded Person” means the Partnership or Occidental Petroleum Corporation or any of their respective Affiliates; (4) “Surviving Entity” means the surviving or resulting entity of the Partnership immediately after a Business Combination; (5) “Ultimate Parent” means the ultimate parent of the Surviving Entity immediately after a Business Combination, provided, that, as long as the Partnership is organized as a limited partnership, the Ultimate Parent of the Partnership shall be the entity that directly owns more than 50% of the general partner interest in the Partnership; and (6) “Voting Securities” means any securities or interest which at present or upon conversion entitle the owner or holder thereof to vote for the election of directors, or equivalent legal body, of a company.

For purposes of this Award Agreement, “Good Reason” means (i) a material diminution in the annual rate of your base salary, (ii) a material diminution in your target annual bonus, (iii) a material diminution in your title, or (iv) a requirement that you must be based at a location more than fifty (50) miles from the primary location where you were based and performed services immediately prior to the Change of Control, provided that in the event one or more of the conditions listed above exists and you wish to terminate your employment for Good Reason, you must notify the Human Resources Department in writing of the existence of such condition(s) within eighty (80) days following the initial existence of such condition(s). If the condition(s) remains uncorrected for thirty (30) days after the Human Resources Department receives your notice, then you may terminate your employment for Good Reason, so long as this termination of employment occurs within one hundred twenty (120) days after the initial existence of the condition(s).

Notwithstanding the foregoing, if at any particular time you are subject to an effective employment agreement or change in control agreement with the Company, the Employer or any of their Affiliates, or are subject to a severance or change-in-control severance plan maintained by one of the foregoing entities (collectively, a “Supplemental Arrangement”), then, in lieu of the foregoing definitions, the analogous definitions set forth in such Supplemental Arrangement, as applicable, shall be effective to the extent the application of such analogous definitions would result in any additional vesting of the Award that is not otherwise provided for in this Award Agreement.

4.Non-Solicitation and Confidentiality Obligations. In addition to any similar obligations that may be applicable to you pursuant to a Supplemental Arrangement, you agree that during your employment with the Employer Group and for a period of twenty-four (24) months thereafter (the “Restricted Period”), you shall not, either on your account or for any person, firm, partnership, corporation or other entity (each, a “Person”) solicit, interfere with, or endeavor to cause any employee of the Employer Group who worked in the same business unit or work location as you or with whom you otherwise worked on more than a de minimis basis on business-related matters to leave employment with the Employer Group or accept employment with another Person. In the event the Committee determines, in its discretion, that you are in breach of: (i) the obligations set forth in this paragraph or any similar obligations applicable to you under a Supplemental Arrangement or (ii) any confidentiality, non-disclosure, or non-use obligations that you owe any member of the Employer Group under any other agreements, arrangements, or understandings between you and any member of the Employer Group (collectively, the “Partnership Covenants”) you shall promptly remit to the Partnership, upon the Committee’s written request, (A) the Common Units you earned as a result of the vesting of any Phantom Units pursuant to this Phantom Unit Award (or to the extent you have ceased to hold such Common Units or you received a cash payment hereunder in lieu of delivery of such Common Units, a cash amount equal to the sum, as applicable, of (x) the Fair Market Value of the Common Units that you have ceased to hold (based on their Fair Market Value as of the applicable Vesting Date or other vesting event described above), and (y) the cash payment you received hereunder in lieu of delivery of any such Common Units), plus (B) the amount of any DERs that have been paid to you pursuant to this Award (collectively, the “Remittance Remedy”). The foregoing sentence shall not be construed to limit your obligations, and the Employer Group’s rights and remedies, under (x) any Supplemental Arrangement or other agreement between you and any member of the Employer Group executed in connection with the termination of your employment therewith, or (y) applicable law or otherwise. You hereby acknowledge and agree that you have read and understand the terms of the Partnership Covenants and Remittance Remedy, each is reasonable and necessary to protect the Employer Group’s legitimate business interests, and you knowingly and voluntarily agree to these terms. If any provision of this paragraph is found by a court to be unenforceable, such provision shall be deemed modified and so enforced to the fullest extent possible.

5.Clawback. Except as otherwise provided under, and subject to, the Partnership’s Policy on Recoupment of Incentive Compensation, if the Partnership is required to prepare an accounting restatement due to the material noncompliance of the Partnership, as a result of misconduct, with any financial reporting requirement under the securities laws, and if you knowingly engaged in the misconduct, were grossly negligent with respect to such misconduct, or knowingly or grossly negligently failed to prevent the misconduct (whether or not you are one of the individuals subject to automatic forfeiture under Section 304 of the Sarbanes-Oxley Act of 2002, Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act or other applicable law or regulation), the Committee may determine that you shall reimburse the Partnership the amount of any payment in settlement of an award earned or accrued under the Plan during the twelve (12)-month period following the first public issuance or filing with the United States Securities and Exchange Commission (whichever first occurred) of the financial document embodying such financial reporting requirement.

6.No Unitholder Rights Until Issuance. Common Units issued upon payment of this Phantom Unit Award shall be subject to the terms of the Plan and the Second Amended and Restated Agreement of Limited Partnership of Western Midstream Partners, LP, dated as of December 31, 2019, (the “Partnership Agreement”). Upon the issuance of Common Units, you shall, automatically and without further action, (i) be admitted to the Partnership as a Limited Partner (as defined in the Partnership Agreement) with respect to the Common Units, and (ii) become bound, and be deemed to have agreed to be bound, by the terms of the Partnership Agreement. Until Common Units are issued to you upon payment of this Award, you shall not have any of the rights or privileges of a holder of Common Units in respect of any Common Units that may become deliverable hereunder.

7.Cash Settlement. Notwithstanding anything herein to the contrary, in lieu of delivering Common Units to you upon payment of this Phantom Unit Award, the Company may elect at its discretion to pay or cause to be paid some or all of the Phantom Units in cash equal to the Fair Market Value of the Common Units that would otherwise be distributed as of the date of payment or vesting.

8.Section 409A. Notwithstanding anything herein to the contrary, no amounts payable under this Award Agreement shall be paid to you prior to the expiration of the six (6)-month period following your “separation from service” (within the meaning of Treasury Regulation Section 1.409A-1(h)) (a “Separation from Service”) to the extent that the

Company determines that paying such amounts prior to the expiration of such six (6)-month period would result in a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code. If the payment of any such amounts is delayed as a result of the previous sentence, then on the first business day following the end of the applicable six (6)-month period (or such earlier date upon which such amounts can be paid under Section 409A of the Code without resulting in a prohibited distribution, including as a result of your death), such amounts shall be paid to you. The intent of the parties is that the payments and benefits under this Award Agreement comply with or be exempt from Section 409A of the Code and, accordingly, to the maximum extent permitted, this Award Agreement shall be interpreted to be in compliance therewith. Nevertheless, to the extent that the Committee determines that the Phantom Units or DERs may not be exempt from (or compliant with) Section 409A of the Code, the Committee may (but shall not be required to) amend this Award Agreement in a manner intended to comply with the requirements of Section 409A of the Code or an exemption therefrom (including amendments with retroactive effect), or take any other actions as it deems necessary or appropriate to attempt to (i) exempt the Phantom Units or DERs from Section 409A of the Code and/or preserve the intended tax treatment of the benefits provided with respect to the Phantom Units or DERs, or (ii) comply with the requirements of Section 409A of the Code. To the extent applicable, this Award Agreement shall be interpreted in accordance with the provisions of Section 409A of the Code. For purposes of Section 409A, each of the payments that may be made hereunder is designated as a separate payment. Notwithstanding anything in this Award Agreement to the contrary, to the extent that any payment or benefit hereunder constitutes non-exempt “nonqualified deferred compensation” for purposes of Section 409A of the Code, and such payment or benefit would otherwise be payable or distributable hereunder by reason of your termination of employment, all references to your termination of employment shall be construed to mean a Separation from Service, and you shall not be considered to have a termination of employment unless such termination constitutes a Separation from Service.

If you have any questions on this grant, please contact your HR representative.

Sincerely,

Oscar K. Brown